Investor Contact:                            Media Contact:
Nancy Christal                               Fred McGrail
Vice President                               Director
Investor Relations                           Corporate Communications
(914) 722-4704                               (401)765-1500, ext. 4630


                                             For Immediate Release
                                             ---------------------

              CVS SETS EXCHANGE RATIO FOR ARBOR ACQUISITION;
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                 HART-SCOTT-RODINO WAITING PERIOD EXPIRES
                 ----------------------------------------

WOONSOCKET, RI, March 25, 1998 -- CVS Corporation (NYSE:CVS) today announced the exchange ratio in connection with its proposed acquisition of Arbor Drugs, Inc. (NASDAQ:ARBR).

For each Arbor share exchanged in the merger, Arbor shareholders will receive
0.3182 shares of CVS common stock. The transaction will result in the issuance of approximately 18.9 million CVS shares to Arbor shareholders, based on a total of roughly 59.4 million outstanding Arbor shares (excluding approximately 8.3 million Arbor stock options, which will be converted into approximately 2.6 million CVS stock options).

CVS also announced that all applicable waiting periods under the Hart-Scott-Rodino Act have expired.

On February 9th, CVS and Arbor jointly announced a definitive agreement under which CVS will acquire Arbor in a stock transaction valued at approximately $1.48 billion. Arbor shareholders will vote on the transaction on March 31, 1998. Subject to the shareholder vote and the satisfaction of customary closing conditions, CVS anticipates closing the transaction on March 31st.

Arbor, the nation's eighth-largest drug store chain, operates 208 locations, predominantly in southeastern Michigan. Fiscal 1997 revenues reached $962.8 million.

CVS, which operated 3,888 stores at the end of 1997 in 24 states and the District of Columbia, is the leading drug store chain in the Northeast, Mid-Atlantic, Southeast and Midwest, with 1997 net revenues of $12.7 billion.

General information about CVS, including corporate background and press releases, is available through CVS' web site at http://www.CVS.com.

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